CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Maximum aggregate offering price	Amount of registration fee(1) (2)
Medium-Term Senior Notes, Series N	$11,203,000	$1,298.43
(1)	Calculated in accordance with Rule 457(r) of the Securities Act.

(2)	Pursuant to Rule 457(p) under the Securities Act, the $36,957.54 remaining of the registration fees previously paid with respect to unsold securities registered on Post-Effective Amendment No. 1 to Registration Statement File No. 333-157386, filed on February 11, 2011 by Citigroup Funding Inc., a wholly owned subsidiary of Citigroup Inc., and Registration Statement File No. 333-172554, filed on March 2, 2011 by Citigroup Funding Inc., and previously carried forward with respect to unsold securities registered on Registration Statement File No. 333-192302, filed on November 13, 2013 by Citigroup Inc., is being carried forward, of which $1,298.43 is offset against the registration fee due for this offering and of which $35,659.11 remains available for future registration fee offset. The most recent filing utilizing a portion of the registration fees previously paid with respect to unsold securities registered on these registration statements was filed on November 29, 2016. No additional registration fee has been paid with respect to this offering. The effectiveness of each of the registration statements referred to in this footnote (2) has expired. Please refer to footnote (1) to the “Calculation of Registration Fee” table in Post-Effective Amendment No. 1 to Registration Statement File No. 333-214120, filed on November 21, 2016 by Citigroup Inc.

Citigroup Global Markets Holdings Inc.	November 30, 2016 Medium-Term Senior Notes, Series N Pricing Supplement No. 2016-USNCH0248 Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-214120 and 333-214120-03

1,120,300 Dual Directional Trigger PLUS Based on the Russell 2000® Index Due December 5, 2018

Dual Directional Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

▪	The securities offered by this pricing supplement are unsecured debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. Unlike conventional debt securities, the securities do not pay interest and do not repay a fixed amount of principal at maturity. Instead, the securities offer a payment at maturity that may be greater than, equal to or less than the stated principal amount, depending on the performance of the Russell 2000® Index (the “underlying index”) from the initial index level to the final index level.
▪	The securities offer leveraged exposure to a limited range of potential appreciation of the underlying index, subject to the maximum upside return specified below. In addition, if the underlying index depreciates within a limited range (not more than 20.00%), the securities provide for an unleveraged positive return at maturity based on the absolute value of that depreciation. In exchange for these features, investors in the securities must be willing to forgo (i) any appreciation of the underlying index in excess of the maximum upside return specified below, (ii) positive participation in the absolute value of any depreciation in excess of 20.00% and (iii) any dividends that may be paid on the stocks that constitute the underlying index. In addition, investors in the securities must be willing to accept full downside exposure to the underlying index if it depreciates by more than 20.00%. If the underlying index depreciates by more than 20.00%, you will lose 1% of the stated principal amount of your securities for every 1% by which the final index level is less than the initial index level. There is no minimum payment at maturity.
▪	In order to obtain the modified exposure to the underlying index that the securities provide, investors must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any amount due under the securities if we and Citigroup Inc. default on our obligations. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.
Underlying index:	The Russell 2000® Index (ticker symbol: “RTY”)
Aggregate stated principal amount:	$11,203,000
Stated principal amount:	$10.00 per security
Pricing date:	November 30, 2016
Issue date:	December 5, 2016
Valuation date:	November 30, 2018, subject to postponement if such date is not a scheduled trading day or if certain market disruption events occur
Maturity date:	December 5, 2018
Payment at maturity:

For each $10.00 stated principal amount security you hold at maturity:

▪  If the final index level is greater than or equal to the initial index level:
$10.00 + the leveraged return amount, subject to the maximum upside return

▪  If the final index level is less than the initial index level but greater than or equal to the trigger level:
$10.00 + ($10.00 × the absolute index return)

▪  If the final index level is less than the trigger level:
$10.00 × the index performance factor

If the final index level is less than the trigger level, your payment at maturity will be less, and possibly significantly less, than $8.00 per security. You should not invest in the securities unless you are willing and able to bear the risk of losing a significant portion of your investment.

Initial index level:	1,322.339, the closing level of the underlying index on the pricing date
Final index level:	The closing level of the underlying index on the valuation date
Leveraged return amount:	$10.00 × the index percent change × the upside leverage factor
Upside leverage factor:	200.00%
Maximum upside return:	$1.71 per security (17.10% of the stated principal amount). If the underlying index appreciates, the payment at maturity per security will not exceed $10.00 plus the maximum upside return.
Absolute index return:	The absolute value of the index percent change
Index percent change:	The final index level minus the initial index level, divided by the initial index level
Index performance factor:	The final index level divided by the initial index level
Trigger level:	1,057.871, 80.00% of the initial index level
Listing:	The securities will not be listed on any securities exchange
CUSIP / ISIN:	17324P883 / US17324P8831
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal

Underwriting fee and issue price:	Issue price(1)(2)	Underwriting fee	Proceeds to issuer
Per security:	$10.00	$0.20(2)	$9.75
		$0.05(3)
Total:	$11,203,000.00	$280,075.00	$10,922,925.00

(1) On the date of this pricing supplement, the estimated value of the securities is $9.696 per security, which is less than the issue price. The estimated value of the securities is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.

(2) CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of $0.25 for each $10.00 security sold in this offering. Certain selected dealers, including Morgan Stanley Wealth Management, and their financial advisors will collectively receive from CGMI a fixed selling concession of $0.20 for each $10.00 security they sell. Additionally, it is possible that CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

(3) Reflects a structuring fee payable to Morgan Stanley Wealth Management by CGMI of $0.05 for each security.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-5.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below:

Product Supplement No. EA-02-05 dated October 14, 2016        Underlying Supplement No. 5 dated October 14, 2016

Prospectus Supplement and Prospectus each dated October 14, 2016

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.
1,120,300 Dual Directional Trigger PLUS Based on the Russell 2000® Index Due December 5, 2018 Dual Directional Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Additional Information

The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect your payment at maturity. These events and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Index—Consequences of a Market Disruption Event; Postponement of a Valuation Date” and “—Discontinuance or Material Modification of an Underlying Index,” and not in this pricing supplement. The accompanying underlying supplement contains important disclosures regarding the underlying index that are not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the securities. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Investment Summary

The securities can be used:

▪	As an alternative to direct exposure to the underlying index that enhances returns, subject to the maximum upside return, for a limited range of potential appreciation of the underlying index;

▪	To obtain a positive return for a limited range of negative performance of the underlying index;

▪	To potentially outperform the underlying index in a bullish or moderately bearish scenario, without taking into account lost dividend yield; and

▪	To achieve similar levels of upside exposure to the underlying index as a direct investment, subject to the maximum upside return, while using fewer dollars by taking advantage of the upside leverage factor.

If the final index level is less than the trigger level, the securities are exposed on a 1-to-1 basis to the percentage decline of the final index level from the initial index level. Accordingly, investors may lose their entire initial investment in the securities.

Maturity:	Approximately 2 years
Upside leverage factor:	200.00%, subject to the maximum upside return. The upside leverage factor applies only if the final index level is greater than the initial index level.
Maximum upside return:	$1.71 per security (17.10% of the stated principal amount)
Minimum payment at maturity:	None
Trigger level:	80.00% of the initial index level
Interest:	None

Key Investment Rationale

The securities offer the potential for (i) a leveraged return at maturity if the underlying index appreciates, subject to the maximum upside return, and (ii) if the underlying index depreciates, an unleveraged positive return at maturity equal to the absolute value of the depreciation of the underlying index, but only so long as the underlying index does not depreciate by more than 20.00%. Investors may lose their entire initial investment in the securities. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

Leveraged Upside Feature:	The securities offer the potential for a leveraged return at maturity if the underlying index appreciates from its initial index level to its final index level, subject to the maximum upside return
Absolute Return Feature:	The securities offer the potential for an unleveraged positive return at maturity if the underlying index depreciates, but not by more than 20.00%, so that the final index level is greater than or equal to the trigger level (80.00% of the initial index level)
Upside Scenario if the Underlying Index Appreciates:	The final index level is greater than the initial index level. In this case, you receive for each security that you hold the $10.00 stated principal amount plus the leveraged return amount, subject to the maximum upside return of $1.71 per security (17.10% of the stated principal

November 2016	PS-2

Citigroup Global Markets Holdings Inc.
1,120,300 Dual Directional Trigger PLUS Based on the Russell 2000® Index Due December 5, 2018 Dual Directional Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

amount). For example, if the final index level is 3% greater than the initial index level, the securities will provide a total return of 6% at maturity.
Absolute Return Scenario:	The final index level is less than the initial index level but is greater than or equal to the trigger level. In this case, you receive a 1% positive return on the securities for each 1% negative return on the underlying index. For example, if the final index level is 5% less than the initial index level, the securities will provide a positive return of 5% at maturity. The maximum return you may receive in this scenario is a positive 20% return at maturity.
Downside Scenario:	The final index level is less than the trigger level. In this case, you would receive at least 20% less than the stated principal amount at maturity, and this decrease will be by an amount proportionate to the decline in the level of the underlying index over the term of the securities. Under these circumstances, the payment at maturity will be less than $8.00 per security. For example, if the final index level is 50% less than the initial index level, you would receive at maturity 50% of the stated principal amount. There is no minimum payment at maturity on the securities, and investors may lose their entire initial investment.

Hypothetical Examples

The diagram below illustrates your payment at maturity for a range of hypothetical percentage changes from the initial index level to the final index level.

Investors in the securities will not receive any dividends on the stocks that constitute the underlying index. The diagram and examples below do not show any effect of lost dividend yield over the term of the securities. See “Summary Risk Factors—Investing in the securities is not equivalent to investing in the underlying index or the stocks that constitute the underlying index” below.

Dual Directional Trigger PLUS Securities Payment at Maturity Diagram

■ The Securities	■ The Underlying Index

November 2016	PS-3

Citigroup Global Markets Holdings Inc.
1,120,300 Dual Directional Trigger PLUS Based on the Russell 2000® Index Due December 5, 2018 Dual Directional Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Your actual payment at maturity per security will depend on the actual final index level. The examples below are intended to illustrate how your payment at maturity will depend on whether the final index level is greater than or less than the initial index level and by how much.

Example 1—Upside Scenario A. The hypothetical final index level is 1,388.46 (an approximately 5.00% increase from the initial index level), which is greater than the initial index level.

Payment at maturity per security = $10 + the leveraged return amount, subject to the maximum upside return of $1.71 per security

= $10 + ($10 × the index percent change × the upside leverage factor), subject to the maximum upside return of $1.71 per security

= $10 + ($10 × 5.00% × 200.00%), subject to the maximum upside return of $1.71 per security

= $10 + $1.00, subject to the maximum upside return of $1.71 per security

= $11.00

Because the underlying index appreciated from the initial index level to the hypothetical final index level and the leveraged return amount of $1.00 per security results in a total return at maturity of 10.00%, which is less than the maximum upside return of 17.10%, your payment at maturity in this scenario would be equal to the $10.00 stated principal amount per security plus the leveraged return amount, or $11.00 per security.

Example 2—Upside Scenario B. The hypothetical final index level is 1,983.51 (an approximately 50.00% increase from the initial index level), which is greater than the initial index level.

Payment at maturity per security = $10 + the leveraged return amount, subject to the maximum upside return of $1.71 per security

= $10 + ($10 × the index percent increase × the upside leverage factor), subject to the maximum upside return of $1.71 per security

= $10 + ($10 × 50.00% × 200.00%), subject to the maximum upside return of $1.71 per security

= $10 + $10.00, subject to the maximum upside return of $1.71 per security

= $11.71

Because the underlying index appreciated from the initial index level to the hypothetical final index level and the leveraged return amount of $10.00 per security would result in a total return at maturity of 100.00%, which is greater than the maximum upside return of 17.10%, your payment at maturity in this scenario would be equal to the $10.00 stated principal amount per security plus the maximum upside return, or $11.71 per security. In this scenario, an investment in the securities would underperform a hypothetical alternative investment providing 1-to-1 exposure to the appreciation of the underlying index without a maximum return.

Example 3—Upside Scenario C. The hypothetical final index level is 1,190.11 (an approximately 10.00% decrease from the initial index level), which is less than the initial index level but greater than the trigger level.

Payment at maturity per security = $10 + ($10 × the absolute index return)

= $10 + ($10 × |-10.00%|)

= $10 + $1.00 = $11.00

Because the underlying index did not depreciate from the initial index level to the hypothetical final index level by more than 20.00%, your payment at maturity in this scenario would reflect 1-to-1 exposure to the absolute value of the negative performance of the underlying index.

Example 4—Downside Scenario. The hypothetical final index level is 396.70 (an approximately 70.00% decrease from the initial index level), which is less than the trigger level.

Payment at maturity per security = $10 × the index performance factor

= $10 × 30.00%

= $3.00

Because the underlying index depreciated from the initial index level to the hypothetical final index level by more than 20.00%, your payment at maturity in this scenario would reflect 1-to-1 downside exposure to the negative performance of the underlying index.

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities that are guaranteed by Citigroup Inc., including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with the underlying index. Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and

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1,120,300 Dual Directional Trigger PLUS Based on the Russell 2000® Index Due December 5, 2018 Dual Directional Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

risks of the securities. You should consult your own financial, tax and legal advisors as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities. You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-6 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

▪	You may lose some or all of your investment. Unlike conventional debt securities, the securities do not repay a fixed amount of principal at maturity. Instead, your payment at maturity will depend on the performance of the underlying index. If the final index level is less than the trigger level, the absolute return feature will not apply and the payout at maturity will be at least 20.00% less than the stated principal amount of the securities, and you will lose 1% of the stated principal amount of the securities for every 1% by which the final index level is less than the initial index level. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment.

▪	The securities do not pay interest. Unlike conventional debt securities, the securities do not pay interest or any other amounts prior to maturity. You should not invest in the securities if you seek current income during the term of the securities.

▪	Your potential return on the securities is limited. If the final index level is greater than the initial index level, your potential total return on the securities at maturity is limited to the maximum upside return set forth on the cover page of this pricing supplement. The return on the underlying index from the initial index level to the final index level may significantly exceed the maximum upside return. Therefore, your return on the securities may be significantly less than the return you could have achieved on an alternative investment providing 1-to-1 exposure to the appreciation of the underlying index without a maximum upside return. In addition, your potential for positive participation in the absolute value of any depreciation of the underlying index is limited. Because the trigger level is equal to 80.00% of the initial index level, the return potential of the securities in the event that the underlying index depreciates is limited to 20.00%. Any depreciation of the underlying index in excess of 20.00% will result in a loss, rather than a positive return, on the securities.

▪	Investing in the securities is not equivalent to investing in the underlying index or the stocks that constitute the underlying index. You will not have voting rights, rights to receive dividends or other distributions or any other rights with respect to the stocks that constitute the underlying index. As of November 30, 2016, the average dividend yield of the underlying index was approximately 1.50% per year. While it is impossible to know the future dividend yield of the underlying index, if this average dividend yield were to remain constant for the term of the securities, you would be forgoing an aggregate yield of approximately 3.00% (assuming no reinvestment of dividends) by investing in the securities instead of investing directly in the stocks that constitute the underlying index or in another investment linked to the underlying index that provides for a pass-through of dividends. The payment scenarios described in this pricing supplement do not show any effect of lost dividend yield over the term of the securities.

▪	Your payment at maturity depends on the closing level of the underlying index on a single day. Because your payment at maturity depends on the closing level of the underlying index solely on the valuation date, you are subject to the risk that the closing level of the underlying index on that day may be lower, and possibly significantly lower, than on one or more other dates during the term of the securities. If you had invested in another instrument linked to the underlying index that you could sell for full value at a time selected by you, or if the payment at maturity were based on an average of closing levels of the underlying index, you might have achieved better returns.

▪	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities.

▪	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

November 2016	PS-5

Citigroup Global Markets Holdings Inc.
1,120,300 Dual Directional Trigger PLUS Based on the Russell 2000® Index Due December 5, 2018 Dual Directional Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

▪	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) the selling concessions and structuring fees paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

▪	The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the underlying index, dividend yields on the stocks that constitute the underlying index and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

▪	The estimated value of the securities would be lower if it were calculated based on our secondary market rate. The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the securities for purposes of any purchases of the securities from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that we will pay to investors in the securities, which do not bear interest.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the securities, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the securities prior to maturity.

▪	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market. Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

▪	The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the level and volatility of the underlying index and a number of other factors, including the price and volatility of the stocks that constitute the underlying index, the dividend yields on the stocks that constitute the underlying index, interest rates generally, the time remaining to maturity and our and/or Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. Changes in the level of the underlying index may not result in a comparable change in the value of your securities. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

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Citigroup Global Markets Holdings Inc.
1,120,300 Dual Directional Trigger PLUS Based on the Russell 2000® Index Due December 5, 2018 Dual Directional Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

▪	The securities will be subject to risks associated with small capitalization stocks. The stocks that constitute the underlying index are issued by companies with relatively small market capitalization. The stock prices of smaller companies may be more volatile than stock prices of large capitalization companies. These companies tend to be less well-established than large market capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

▪	Our offering of the securities does not constitute a recommendation of the underlying index. The fact that we are offering the securities does not mean that we believe that investing in an instrument linked to the underlying index is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the stocks that constitute the underlying index or in instruments related to the underlying index or such stocks and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlying index. These and other activities of our affiliates may affect the level of the underlying index in a way that has a negative impact on your interests as a holder of the securities.

▪	The level of the underlying index may be adversely affected by our or our affiliates’ hedging and other trading activities. We have hedged our obligations under the securities through CGMI or other of our affiliates, who have taken positions directly in the stocks that constitute the underlying index and other financial instruments related to the underlying index or such stocks and may adjust such positions during the term of the securities. Our affiliates also trade the stocks that constitute the underlying index and other financial instruments related to the underlying index or such stocks on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the level of the underlying index in a way that negatively affects the value of the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines.

▪	We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates may currently or from time to time engage in business with the issuers of the stocks that constitute the underlying index, including extending loans to, making equity investments in or providing advisory services to such issuers. In the course of this business, we or our affiliates may acquire non-public information about such issuers, which we will not disclose to you. Moreover, if any of our affiliates is or becomes a creditor of any such issuer, they may exercise any remedies against such issuer that are available to them without regard to your interests.

▪	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities. If certain events occur, such as market disruption events or the discontinuance of the underlying index, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your payment at maturity. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities.

▪	Adjustments to the underlying index may affect the value of your securities. Russell Investment Group (the “underlying index publisher”) may add, delete or substitute the stocks that constitute the underlying index or make other methodological changes that could affect the level of the underlying index. The underlying index publisher may discontinue or suspend calculation or publication of the underlying index at any time without regard to your interests as holders of the securities.

▪	The U.S. federal tax consequences of an investment in the securities are unclear. There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected. As described below under “United States Federal Tax Considerations,” in 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect. You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement. You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

November 2016	PS-7

Citigroup Global Markets Holdings Inc.
1,120,300 Dual Directional Trigger PLUS Based on the Russell 2000® Index Due December 5, 2018 Dual Directional Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Information About the Underlying Index

The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. All stocks included in the Russell 2000® Index are traded on a major U.S. exchange. It is calculated and maintained by Russell Investments, a subsidiary of Russell Investment Group. The Russell 2000® Index is reported by Bloomberg L.P. under the ticker symbol “RTY.”

“Russell 2000® Index” is a trademark of Russell Investment Group and has been licensed for use by Citigroup Inc. and its affiliates. For more information, see “Equity Index Descriptions—The Russell Indices—License Agreement” in the accompanying underlying supplement.

Please refer to the sections “Risk Factors” and “Equity Index Descriptions— The Russell Indices—The Russell 2000® Index” in the accompanying underlying supplement for important disclosures regarding the Russell 2000® Index, including certain risks that are associated with an investment linked to the Russell 2000® Index.

Historical Information

The closing level of the underlying index on November 30, 2016 was 1,322.339.

The graph below shows the closing levels of the underlying index for each day such level was available from January 3, 2011 to November 30, 2016. We obtained the closing levels from Bloomberg L.P., without independent verification. You should not take the historical levels of the underlying index as an indication of future performance.

Russell 2000® Index – Historical Closing Levels January 3, 2011 to November 30, 2016

* The red line indicates the trigger level of 1,057.871, equal to 80.00% of the closing level on November 30, 2016.

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, a security should be treated as a prepaid forward contract for U.S. federal income tax purposes. By purchasing a security, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment. There is uncertainty regarding this treatment, and the IRS or a court might not agree with it.

November 2016	PS-8

Citigroup Global Markets Holdings Inc.
1,120,300 Dual Directional Trigger PLUS Based on the Russell 2000® Index Due December 5, 2018 Dual Directional Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	You should not recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange.

•	Upon a sale or exchange of a security (including retirement at maturity), you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the security. Such gain or loss should be long-term capital gain or loss if you held the security for more than one year.

Subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect. If withholding tax applies to the securities, we will not be required to pay any additional amounts with respect to amounts so withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of $0.25 for each $10.00 security sold in this offering. From this underwriting fee, CGMI will pay selected dealers not affiliated with CGMI, including Morgan Stanley Wealth Management, and their financial advisors collectively a fixed selling concession of $0.20 for each $10.00 security they sell. In addition, Morgan Stanley Wealth Management will receive a structuring fee of $0.05 for each security they sell.

CGMI is an affiliate of ours. Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the securities, either directly or indirectly, without the prior written consent of the client.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the net proceeds from the sale of the securities will be used to hedge our obligations under the securities. We have hedged our obligations under the securities through CGMI or other of our affiliates. CGMI or such other of our affiliates may profit from this hedging activity even if the value of the securities declines. This hedging activity could affect the closing level of the underlying index and, therefore, the value of and your return on the securities. For additional information on the ways in which our counterparties may hedge our obligations under the securities, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond

November 2016	PS-9

Citigroup Global Markets Holdings Inc.
1,120,300 Dual Directional Trigger PLUS Based on the Russell 2000® Index Due December 5, 2018 Dual Directional Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

(the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

For a period of approximately three months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month temporary adjustment period. However, CGMI is not obligated to buy the securities from investors at any time. See “Summary Risk Factors—The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Global Markets Holdings Inc., when the securities offered by this pricing supplement have been executed and issued by Citigroup Global Markets Holdings Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such securities and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Global Markets Holdings Inc. and Citigroup Inc., respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the securities.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinions set forth below of Scott L. Flood, General Counsel and Secretary of Citigroup Global Markets Holdings Inc., and Barbara Politi, Assistant General Counsel—Capital Markets of Citigroup Inc. In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated October 14, 2016, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on October 14, 2016, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of, the trustee and that none of the terms of the securities nor the issuance and delivery of the securities and the related guarantee, nor the compliance by Citigroup Global Markets Holdings Inc. and Citigroup Inc. with the terms of the securities and the related guarantee respectively, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable, or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable.

In the opinion of Scott L. Flood, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., (i) the terms of the securities offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Global Markets Holdings Inc. has duly authorized the issuance and sale of such securities and such authorization has not been modified or rescinded; (ii) Citigroup Global Markets Holdings Inc. is validly existing and in good standing under the laws of the State of New York; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Global Markets Holdings Inc.; and (iv) the execution and delivery of such indenture and of the securities offered by this pricing supplement by Citigroup Global Markets Holdings Inc., and the performance by Citigroup Global Markets Holdings Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York.

Scott L. Flood, or other internal attorneys with whom he has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to his satisfaction, of such corporate records of Citigroup Global Markets Holdings Inc., certificates or documents as he has deemed appropriate as a basis for the opinions expressed above. In such examination, he or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Global Markets Holdings Inc.), the authenticity of all documents submitted to him or such persons as originals, the conformity to original documents of all documents submitted to him or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

In the opinion of Barbara Politi, Assistant General Counsel—Capital Markets of Citigroup Inc., (i) the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the guarantee of such securities by Citigroup Inc. and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture, and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not

November 2016	PS-10

Citigroup Global Markets Holdings Inc.
1,120,300 Dual Directional Trigger PLUS Based on the Russell 2000® Index Due December 5, 2018 Dual Directional Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Barbara Politi, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

Contact

Clients of Morgan Stanley Wealth Management may contact their local Morgan Stanley branch office or the Morgan Stanley principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 762-9666). All other clients may contact their local brokerage representative.

Performance Leveraged Upside SecuritiesSM and PLUSSM are service marks of Morgan Stanley, used under license.

© 2016 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

November 2016	PS-11